Exhibit 21.1

OCLARO, INC. SIGNIFICANT SUBSIDIARIES

Oclaro Fiber Optics, Inc., a Delaware corporation
Oclaro Innovations LLP, a U.K. limited liability partnership
Oclaro Japan, Inc., a Japanese corporation
Oclaro Technology Ltd., a U.K. corporation